Exhibit 99.1

TRANSCEPT PHARMACEUTICALS UPDATES PLAN FOR INTERMEZZO® NDA

RESUBMISSION FOLLOWING TELECONFERENCE WITH THE FDA

Point Richmond, Calif., March 24, 2010 — Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT) has announced its plan for the resubmission for the Intermezzo® New Drug Application (NDA) based on a teleconference with the U.S. Food and Drug Administration (FDA) held earlier today. The key component of the resubmission plan is an Intermezzo® highway driving study to assess next day residual effects, for which Transcept now expects to begin enrollment in the late second quarter of 2010. Based on the teleconference with FDA, and pending a positive highway driving study outcome, Transcept estimates that it will resubmit the Intermezzo® NDA in the late fourth quarter of 2010.

Update on the Intermezzo® NDA resubmission plan

In the October 28, 2009 Intermezzo® Complete Response Letter, the FDA expressed two concerns regarding the possibility of middle of the night patient dosing errors that could lead to next day residual effects, with particular reference to next day driving impairment. Specifically, the FDA asked Transcept to address methods to avoid inadvertent re-dosing in a single night, and inadvertent dosing with less than four hours of bedtime remaining.

A meeting was held on January 20, 2010 to discuss the Intermezzo® Complete Response Letter, during which the FDA indicated that the Transcept proposal to employ a single unit dose package appeared to reduce the potential for inadvertently taking more than one Intermezzo® dose in a single night.

During the March 24, 2010 teleconference, the FDA agreed that the Transcept proposal submitted on February 16, 2010 to conduct a highway driving study is a reasonable way to measure potential next day driving impairment as a result of dosing Intermezzo® in the middle of the night with four hours or less remaining in bed. This study will be conducted at the University of Maastricht in the Netherlands, a leading center of research on the effects of drugs and alcohol on driving performance.

Key elements of the highway driving study include:

•	Approximately 36 adult subjects

•	Highway driving over a one-hour period

•	Single center, double-blind, randomized, placebo-controlled crossover design

•	Key comparisons:

•	Intermezzo® 3.5mg vs. placebo, 4 hours post-dose

•	Intermezzo® 3.5mg vs. placebo, 3 hours post-dose

•	Zopiclone 7.5mg vs. placebo (positive control)

•	Primary endpoint: deviation of lateral position as compared to placebo

In earlier interactions, the FDA and Transcept discussed whether a patient use study might help to define patient ability to properly follow instructions under actual conditions of use. During the March 24, 2010 teleconference the FDA indicated that, during the review of the overall resubmission of the Intermezzo® NDA, it would consider the Transcept position regarding the challenges and limitations of a pre-approval patient use study. Transcept also plans to include data from on-going studies of patient comprehension of label instructions in this resubmission.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in neuroscience. The most advanced Transcept product candidate is Intermezzo® (zolpidem tartrate sublingual tablet), for which a New Drug Application (NDA) was submitted to the U.S. Food and Drug Administration (FDA) in September 2008 seeking approval as a prescription sleep aid for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep. In October 2009, Transcept received a Complete Response Letter from the FDA on the Intermezzo® NDA and is working to respond to issues raised in the letter. Transcept and Purdue Pharmaceutical Products L.P. have entered into a collaboration agreement for the development and commercialization of Intermezzo® in the United States. For further information, please visit the company’s website at: www.transcept.com.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected expenses, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, expectations with respect to the following: plans to resubmit the Intermezzo® NDA and the anticipated timing and components of such resubmission; plans for a highway driving study, the elements of such study and expectations regarding the timing of study enrollment; and the ability of Transcept to resubmit the Intermezzo® NDA to the FDA with sufficient data and other content to warrant FDA approval to market the drug candidate in its intended indication. Transcept may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Transcept makes, including risks related to the following: our ability to successfully carry out the highway driving study; delays in enrollment in the planned highway driving study; new information arising out of clinical trial results, including the planned highway driving study; the FDA’s view of the sufficiency of the anticipated content of the planned resubmission to support review and approval of the Intermezzo® NDA; and dependence on third parties to manufacture Intermezzo® for the planned highway study and carry out clinical trials of Intermezzo®. These and other risks are described in greater detail in the “Risk Factors” section of Transcept periodic reports filed with the SEC. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

Contact:

Transcept Pharmaceuticals, Inc.

Greg Mann

Director, Corporate Communications

(510) 215-3567

gmann@transcept.com